Exhibit 99.1

Jaguar Health Refinances $10.5 Million of Secured Debt, Including an Extension of the Maturity of Such Debt from December 31, 2019 to December 31, 2020

San Francisco, CA (June 3, 2019): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that the Company has received a one-year extension on approximately $10.5 million  aggregate amount of secured debt that was previously scheduled to mature on December 31, 2019 (the “Existing Debt”).

The Existing Debt was incurred in conjunction with the merger of Jaguar Animal Health, Inc. and Napo Pharmaceuticals, Inc. (“Napo”). Following the merger, which became effective July 31, 2017, Jaguar Animal Health’s name changed to Jaguar Health, Inc. and Napo began operating as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of, and development of follow-on indications for Mytesi (crofelemer), the Company’s FDA-approved drug product indicated for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

The extension of the maturity date was part of a larger restructuring of the Existing Debt following the acquisition of the Existing Debt by Chicago Venture Partners L.P. (“CVP”). As consideration for such restructuring, which included among other things the extension of the maturity date by means of an exchange of the Existing Debt for new secured debt with a maturity date of December 31, 2020, Jaguar paid CVP a fee of appoximately $2.3 million in the form of additional debt. The details of this transaction are further described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 3, 2019.

As Jaguar announced May 29, 2019, the Company recently extinguished all of the approximately $6.4 million in secured promissory notes that were outstanding as of December 31, 2018, which notes the Company originally issued to Chicago Venture Partners L.P. (“CVP”) in July 2017 through March 2018.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the Company’s planned clinical and commercial milestones. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX